Exhibit 99.4

Contact: Kenneth P. Cherven
President/CEO
(727) 520-0987	October 26, 2005

NEWS

RELEASE

Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported after-tax income for the third quarter ended September 30, 2005 of $751,000 or $0.34 basic per share, compared to $559,000 or $0.25 basic per share for the same period in 2004.

For the nine-month period ended September 30, 2005, First Community reported after-tax income of $2,010,000 or $0.91 basic per share, compared to $1,506,000 or $0.70 basic per share for the same period in 2004.

The Bank’s total deposits increased by $20 million from June 30, 2005, representing a 9% increase. Total deposits increased by $63 million over the third quarter of the prior year, representing a 34% increase. Total loans increased by $15 million from June 30, 2005, a 6% increase. Total loans increased by $64 million over the third quarter of the prior year, a 34% increase.

For the nine-month period ended September 30, 2005, First Community reported Return on Average Assets of 0.99%, Return on Average Equity of 10.91% and a Net Interest Margin of 4.52%. Non-performing loans as a percentage of total assets at the end of the period was .01%.

First Community currently operates 5 offices along the west coast of Florida with $299 million in assets, an increase of $23 million from June 30, 2005, an 8% increase. Total assets increased by $73 million over the third quarter of the prior year, representing a 32% increase. A sixth office is planned to open in Hillsborough County during the fourth quarter of 2005. First Community Bank Corporation of America is traded on the NASDAQ SmallCap under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.